Pursuant to Rule 424(b)(3)
                                   File No. 33-53519


PROSPECTUS SUPPLEMENT NO. 3 TO PROSPECTUS DATED JULY 13,1995



                         $65,000,000

                      3,772,317 Shares



                    AUDIOVOX CORPORATION




     6 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2001
        (Interest payable March 15 and September 15)



       Class A Common Stock, par value $.01 per share



                     --------------------


     The Prospectus dated July 13, 1995, is hereby supplemented as follows to restate, in its entirety, the "Selling Securityholders" section on page 22 of the
Prospectus:


                   SELLING SECURITYHOLDERS


     The Debentures were issued by the Company to the Initial Purchasers on March 15, 1994 pursuant to a private placement, and, except as set forth below, were acquired by the Selling Securityholders offering Debentures hereby in connection with resale transactions with the Initial
Purchasers pursuant to Rule 144A and Regulation S under the Securities Act or from other holders acquiring such Debentures from prior holders thereof. In the case of Oppenheimer & Co., Inc., the Debentures were acquired from both the Company and third parties in the market. The following table sets forth information concerning the principal amount of Debentures beneficially owned by each Selling Securityholder which may be offered from time to time pursuant to this

Prospectus. Other than as a result of the ownership of Debentures or Class A Common Stock, none of the Selling
Securityholders has had any material relationship with the Company within the past three years. The table has been prepared based upon information furnished to the Company by the Trustee for the Debentures, by The Depository Trust
Company and by or on behalf of the Selling Securityholders.

                                   Principal      Principal
                                   Amount of      Amount of
                                   Debentures     Debentures     Percent of
                                   Beneficially   that May be    Outstanding
Name                               Owned ($)      Sold ($)       Debentures
SC Fundamental Value Fund, L.P.     12,067,000     12,067,000      18.6

SC Fundamental Value BVI, Ltd.       7,458,000      7,458,000      11.5

Oppenheimer & Co., Inc.              6,265,000      6,265,000       9.6

Donaldson, Lufkin & Jenrette         3,590,000      3,590,000       5.5

Commonwealth Life Ins. Co. -         3,200,000      3,200,000       4.9
Stocktrac (Teamsters I)

Drouot Securite                      3,000,000      3,000,000       4.6

Nap & Co.                            2,625,000      2,625,000       4.0

Rochester Fund Series - The Bond     2,500,000      2,500,000       3.8
Fund for Growth

Dean Witter Convertible              2,500,000      2,500,000       3.8
Securities Trust

Offshore Strategies                  1,750,000      1,750,000       2.7

TCW Convertible Securities Fund      1,455,000      1,455,000       2.2

JMG Capital Partners, L.P.           1,400,000      1,400,000       2.2

State of Michigan Employees          1,010,000      1,010,000       1.6
Retirement Fund

Paresco, Inc.                        1,000,000      1,000,000       1.5

Kellner, DiLeo & Co.                 1,000,000      1,000,000       1.5

Zazove Convertible Fund, L.P.          980,000        980,000       1.5

Northman & Co.                         765,000        765,000       1.2



BKP Convertible Trading, L.P.          750,000        750,000       1.2

Sage Capital                           700,000        700,000       1.1

TCW Convertible Strategy Fund          660,000        660,000       1.0

Connecticut Mutual Life Insurance      645,000        645,000       1.0
Company

North Dakota State Workers             555,000        555,000       0.9

Fuelship & Co.                         510,000        510,000       0.8

Blazemaster & Co.                      500,000        500,000       0.8

Angelo, Gordon & Co., L.P.             500,000        500,000       0.8

Winchester Convertible Plus, Ltd.      450,000        450,000       0.7

Owk & Co.                              425,000        425,000       0.7

Quasar International Partners,         420,000        420,000       0.6
C.V.

Davos Partners, L.P.                   420,000        420,000       0.6

TCW/DW Income and Growth Fund          405,000        405,000       0.6

North Dakota State Employees           330,000        330,000       0.5

Octant & Co.                           300,000        300,000       0.5

Hare & Co. FBO Christian Science       300,000        300,000       0.5
Trustees for Gifts and Endowments

Catholic Mutual Relief Society         290,000        290,000       0.4
Retirement Income Trust (Plan)

Catholic Mutual Relief Society of      260,000        260,000       0.4
America

Libertyview Plus Fund                  250,000        250,000       0.4

Verdant Investors Group                250,000        250,000       0.4

St. Claire, L.P.                       250,000        250,000       0.4

Palladin Partners                      250,000        250,000       0.4



Colonial Penn Life Ins. Co.            250,000        250,000       0.4

Colonial Penn Insurance Co.            250,000        250,000       0.4

Voleon Shipping Corporation            200,000        200,000       0.3

Venture Income Plus                    200,000        200,000       0.3

Community National Assurance           150,000        150,000       0.2
Company

Parsenn Partners Limited                80,000         80,000       0.1

SC Fundamental Inc. Employee            75,000         75,000       0.1
Profit Sharing

Adrienne Partners, L.P.                 60,000         60,000       0.1

Nikolas Pappis                          50,000         50,000       0.1

Khurshid Khan                           50,000         50,000       0.1

Georgios Petrou                         50,000         50,000       0.1

Erinyes & Co.                           50,000         50,000       0.1

Bost & Co.                              50,000         50,000       0.1

Vasilios Leonardos                      25,000         25,000       0.1

Vasilios Kalantzis                      25,000         25,000        -

Georgios Nikolopoulos                   25,000         25,000        -

Georgios Arsenis                        25,000         25,000        -

Anastasios Pantos                       25,000         25,000        -

Richcourt & Strategies, Inc.            20,000         20,000        -

Potoula Kosteas                         20,000         20,000        -

Zazove Aggressive Growth Fund,          20,000         20,000        -
L.P.

Emanouil Papadogiannakis                15,000         15,000        -

Kathryn Scherz Trust                    10,000         10,000        -



Ioannis Rozakos                         10,000         10,000        -

Georgios Papagounos                     10,000         10,000        -

Other Selling Securityholders        1,270,000      1,270,000       2.1
                                    ----------     ----------    -------
Total                               65,000,000     65,000,000    100.0

     Information concerning the Selling Securityholders may change from time to time and will be set forth in Supplements to this Prospectus. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $65,000,000 which may be converted into 3,672,317 shares of Class A Common Stock.

     Because the Selling Securityholders may offer all or some of the Debentures and shares of Class A Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Debentures or shares of Class A Common Stock that will be held by the Selling Securityholders after of this offering, no estimate can be given as to the principal amount of Debentures or shares of Class A Common Stock that will be held by the Selling Securityholders after completion of this offering. See "Plan of Distribution."


                     -----------------------


   The date of this Prospectus Supplement No. 3 is January 5, 1996.